EXHIBIT 10(j)

                         STEVIA COMPANY, INC.

                     Installment Promissory Note

  1. Promise to Pay. In consideration of the receipt of $1,000.00, the undersigned promises to pay to the order of Fred K. Suzuki the sum of $1,000.00, with interest thereon at the rate of 11.5% per annum, in two equal monthly installments of principal and interest of $172.30 and two equal monthly installments of principal and interest of $172.31 commencing November 5, 1995. This Note is payable at 710 S. Kennicott Avenue, Arlington Heights, IL 60005.

  2.  Governing Law.   This instrument shall be  governed by the laws of  the
  State of Illinois, and specifically the Uniform Commerical Code of the State of Illinois, as in effect from time to time.
  Date:  October 18, 1995

  STEVIA COMPANY, INC.
  1940 East Devon Avenue
  Elk Grove Village, IL 60007


  /s/ FRED K. SUZUKI /s/
  _______________________________
  Fred K. Suzuki, President



  /s/ LAUANE C. ADDIS /s/
  _______________________________
  Lauane C. Addis, Secretary